EXHIBIT 21.1

LIST OF SUBSIDIARIES

Love International Group, Inc. has the following subsidiaries and affiliates:

Subsidiaries’ or Affiliate’s Name	Jurisdiction of Incorporation or Organization	Percentage of Ownership

Lovego Holdings Limited (“Lovego Holdings”)	Cayman Islands	100% by Love International Group, Inc.

Lovego Hong Kong Limited (“Lovego Limited”)	Hong Kong	100% by Lovego Holdings

Shangjai Lepan Business Information Consulting Co., Ltd. (“WFOE”)	People’s Republic of China	100% by Lovego Limited

Shenzhen Qianhai Lefu E-Commerce Co., Ltd. (“Love Shenzhen”)	People’s Republic of China	100% Indirectly (Contractually through WFOE)

Shanghai Lefu E-Commerce Co., Ltd. (“Love Shanghai”)	People’s Republic of China	100% by Love Shenzhen and Indirectly (Contractually through WFOE)

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